Exhibit 21.1

List of Consolidated Subsidiaries

Belle Isle LLC

Brock Gas Systems & Equipment, Inc.

Canvasback Energy, Inc.

Cimarex California Pipeline LLC

Cimarex Texas LLC

Cimarex Texas L.P.

Columbus Energy Corp.

Columbus Energy L.P.

Columbus Gas Services, Inc.

Columbus Texas, Inc.

Conmag Energy Corporation

Cushing Disposal, Inc.

Gruy Petroleum Management Co.

Hunter Gas Gathering, Inc.

Hunter Resources, Inc.

Inesco Corporation

Key Production Company, Inc.

Key Production Texas L.P.

Key Texas LLC

Magnum Hunter Production, Inc.

Midland Hunter Petroleum Limited Liability Company

Oklahoma Gas Processing, Inc.

PEC (Delaware), Inc.

Pintail Energy, Inc.

Prize Energy Resources, L.P.

Prize Operating Company

Redhead Energy, Inc.

SPL Gas Marketing, Inc.

Trapmar Properties, Inc.